Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA OPERATING CORPORATION ANNOUNCES AGREEMENT

TO SELL FIRST NOTICE SYSTEMS TO THE INNOVATION GROUP PLC

ADDISON, Texas, November 2, 2006 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has signed an agreement to sell its First Notice Systems, Inc. subsidiary (“First Notice”) to The Innovation Group plc (“The Innovation Group”), for $50 million cash consideration to the Company. First Notice, headquartered in Boston, Massachusetts, currently generates approximately $20 million in annual revenue by providing first notice of loss or injury services to insurance carriers, third-party administrators and self-insured customers. First Notice was acquired by Concentra in 1997 and has operated since that time as a standalone unit within the Company’s Network Services business segment.

Hassan Sadiq, The Innovation Group’s CEO, said, “The acquisition of First Notice gives The Innovation Group critical mass in the U.S. and is complementary to our recently announced acquisition of SurePlan. This strategic U.S. presence, underpinned by a strong global performance, leaves the enlarged group well placed for future growth.”

The Innovation Group specializes in providing outsourcing services and software solutions to insurers and other risk carriers through its international network of offices over the breadth of the administrative processes of insurers and risk carriers, including back office functions such as policy and claims management and sales. The Innovation Group has offices in the United Kingdom, Continental Europe, South Africa, Japan, Australia and North America. The Innovation Group’s U.S. operations are based principally in Connecticut, and global operations for the Group are headquartered in the United Kingdom near London.

Commenting on the announcement, Daniel Thomas, Concentra’s President and CEO, said, “We believe our customers will benefit from the pairing of First Notice and The Innovation Group. We consider The Innovation Group to be a strategic partner in delivering cost-effective solutions to our clients in common.”

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Concentra Announces Agreement to Sell First Notice

November 2, 2006

Concentra and The Innovation Group expect to complete the sale of First Notice later this year, subject to the approval of Concentra’s senior lenders, the approval of The Innovation Group’s shareholders, the arrangement of necessary financing by The Innovation Group, and other customary conditions. Pursuant to the requirements of its Senior Credit Agreement, Concentra currently anticipates that it will apply approximately $25 million to $30 million of the net after-tax cash proceeds it receives from the sale toward the prepayment of a portion of its senior term indebtedness.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, case management and other cost containment services. Concentra provides its services to approximately 200,000 employer locations and more than 1,000 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 310 health centers located in 40 states. It also operates the Beech Street and FOCUS PPO networks.

The Innovation Group plc (LSE:TIG.L) provides outsourcing services and software solutions to insurers and other risk carriers through its international network of offices. The Group has assembled a portfolio of important assets comprising a set of software-led business processes for the handling of the breadth of the administrative processes of insurers and risk carriers, including back office functions such as claims management and sales, as well as software technology for both policy and claims administration that can be both utilized in connection with the Group’s outsourcing operations and implemented on a stand-alone basis.

The Group has offices in the United Kingdom, Continental Europe, South Africa, Japan, Australia and North America, and delivers services for some of the largest insurance businesses in the world, including Aviva, Auto Club of Southern California, Ford Motor Company of South Africa, Toyota (South Africa), Halifax General Insurance, The Insurance Australia Group, Jaguar Drive Plan (South Africa), AXA Insurance, Sonpo 24 Insurance (Japan) and Zurich (UK).

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Concentra Announces Agreement to Sell First Notice

November 2, 2006

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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